As filed with the Securities and Exchange Commission on April 27, 2022

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

PLBY GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	37-1958714 (I.R.S. Employer Identification No.)

10960 Wilshire Blvd., Suite 2200 Los Angeles, CA 90024 (310) 424-1800 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ben Kohn
Chief Executive Officer
10960 Wilshire Blvd., Suite 2200
Los Angeles, CA 90024
(310) 424-1800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to
P. Michelle Gasaway, Esq. Skadden, Arps, Slate, Meagher & Flom 300 South Grand Avenue, Suite 3400 Los Angeles, CA 90071 (213) 687-5000	Chris Riley General Counsel PLBY Group, Inc. 10960 Wilshire Blvd., Suite 2200 Los Angeles, CA 90024 (310) 424-1800

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

Statement Pursuant to Rule 429

The registrant is filing a single prospectus in this registration statement pursuant to Rule 429 under the Securities Act of 1933 (the “Securities Act”). The prospectus is a combined prospectus relating to: (i) 1,020,397 shares of common stock, par value of $0.0001 per share (“Common Stock”), of PLBY Group, Inc. (f/k/a Mountain Crest Acquisition Corp) that are being registered hereunder; (ii) 2,269,552 shares of Common Stock registered under Form S–1 (File No. 333-259213), originally filed with the Securities and Exchange Commission (the “SEC”) on August 31, 2021 and subsequently declared effective; (iii) 21,854,262 shares of Common Stock registered under Form S–1 (File No. 333-255585), originally filed with the SEC on April 28, 2021 and subsequently declared effective; and (iv) 5,390,763 shares of Common Stock, including shares of Common Stock underlying private units, registered under Form S–1 (File No. 333-250017), originally filed with the SEC on November 10, 2020 (the registration statements referenced in the preceding clauses (ii) through (iv), in each case as amended and/or supplemented, collectively, the “Prior Registration Statements”). Pursuant to Rule 429 under the Securities Act, this registration statement on Form S-3 upon effectiveness will serve as a post-effective amendment to each of the Prior Registration Statements. Such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this registration statement and in accordance with Section 8(c) of, and Rule 429 under, the Securities Act.

The information in this prospectus is not completed and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not solicitating an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 27, 2022

PRELIMINARY PROSPECTUS

PLBY GROUP, INC.

30,534,974 Shares of Common Stock Offered by Selling Stockholders

This prospectus relates to the resale from time to time by the selling stockholders named in this prospectus or their permitted transferees (collectively, the “Selling Stockholders”) of up to 30,534,974 shares of common stock, par value of $0.0001 per share (“Common Stock”), of PLBY Group, Inc. (f/k/a Mountain Crest Acquisition Corp) (the “Company”). The 30,534,974 shares of our Common Stock consist of:

●	390,763 shares of Common Stock underlying the private units issued in connection with the Company’s initial public offering;

●	5,000,000 shares of Common Stock issued pursuant to the terms of the subscription agreements entered into with the Company in connection with the Company’s Business Combination (as defined below);

●	21,854,262 shares of Common Stock issued in connection with the consummation of the Company’s Business Combination, consisting of (i) up to 20,916,812 shares of Common Stock issued to stockholders of Playboy (as defined below) upon consummation of the Company’s Business Combination, (ii) up to 200,000 shares of Common Stock issued to Craig-Hallum Capital Group LLC and Roth Capital Partners LLC upon consummation of the Company’s Business Combination, (iii) up to 731,450 shares of Common Stock, which were originally issued by Mountain Crest Acquisition Corp (“MCAC”) to Sunlight Global Investment LLC (the “Sponsor”) and were later distributed to Suying Liu and Dong Liu, who are members of the Sponsor, on October 2, 2020, and (iv) up to 6,000 shares of Common Stock issued to Nelson Haight, Todd Milbourn, and Wenhua Zhang for their serving as directors of MCAC before consummation of the Company’s Business Combination;

●	2,160,261 shares of Common Stock issued to the stockholders of Honey Birdette (Aust) Pty Limited (“Honey Birdette”) upon the consummation of the Company’s acquisition of Honey Birdette;

●	109,291 shares of Common Stock issued to a Selling Stockholder pursuant to the terms of a license agreement;

●	360,559 shares of Common Stock issued to certain security holders of GlowUp Digital Inc. (“GlowUp”) upon the consummation of the Company’s acquisition of GlowUp, and up to an additional 437,042 shares of Common Stock that may be issued to those security holders in the future upon the occurrence of certain events under the terms of the acquisition agreement;

●	43,053 shares of Common Stock issued to a Selling Stockholder pursuant to the terms of a license agreement and up to an additional 76,173 shares of Common Stock that may be issued to that Selling Stockholder pursuant to the terms of that license agreement; and

●	103,570 shares of Common Stock issued to With Vibe, Inc. (“With Vibe”) upon the consummation of the Company’s acquisition of substantially all of the assets of With Vibe.

The Selling Stockholders may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices.

We will pay certain offering fees and expenses and fees in connection with the registration of our Common Stock. We will not receive any of the proceeds from the resale of the shares of Common Stock by the Selling Stockholders.

Our Common Stock is currently listed on the Nasdaq Global Market (“Nasdaq”) and trades under the symbol “PLBY.” The last reported sale price of our Common Stock on the Nasdaq on April 27, 2022 was $9.20 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2022.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date or as of any earlier date as of which information is given.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Stockholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Stockholders of the securities offered by them described in this prospectus.

Neither we nor the Selling Stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Stockholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or, if appropriate, a post-effective amendment, to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

On February 10, 2021, we consummated the transactions contemplated by that certain Agreement and Plan of Merger, dated as of September 30, 2020 (the “Merger Agreement”), by and among Mountain Crest Acquisition Corp (“MCAC”), MCAC Merger Sub Inc. (“Merger Sub”), and Playboy Enterprises, Inc., a Delaware corporation (“Playboy”), and Suying Liu (solely for purposes of Section 7.2 and Article XI of the Merger Agreement). Pursuant to the terms of the Merger Agreement, Playboy merged with and into Merger Sub, with Playboy surviving the merger as a wholly-owned subsidiary of MCAC (the “Business Combination”), and MCAC changed its name to “PLBY Group, Inc.” upon consummation of the Business Combination.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “PLBY,” “we,” “us,” “our” and similar terms refer to PLBY Group, Inc. and its consolidated subsidiaries, including Playboy.

References to “MCAC” refer to our predecessor company prior to the consummation of the Business Combination. Upon consummation of the Business Combination, MCAC, who was the legal acquirer, was treated as the “acquired” company for financial reporting purposes and Playboy was treated as the accounting predecessor of MCAC for SEC purposes. All references to historical financial information of PLBY Group, Inc. in this prospectus prior to the Business Combination refer to the historical financial information of Playboy unless the context otherwise requires.

In addition, in this prospectus “RT-ICON” means RT-ICON Holdings LLC, a Delaware limited liability company, together with its affiliates and its and their successors and assigns (other than the Company and its subsidiaries).

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements that are forward-looking and as such are not historical facts. These statements are based on the expectations and beliefs of the management of the Company in light of historical results and trends, current conditions and potential future developments, and are subject to a number of factors and uncertainties that could cause actual results to differ materially from forward-looking statements. These forward-looking statements include all statements other than historical fact, including statements about our future performance and opportunities; benefits of acquisitions and corporate transactions; statements of the plans, strategies and objectives of management for future operations; and statements regarding future economic conditions or performance. When used in this prospectus, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, and include the assumptions that underlie such statements, but the absence of these words does not mean that a statement is not forward-looking. When we discuss our strategies and/or plans, we are making projections, forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, our management.

The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those that the Company has anticipated. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from those discussed in the forward-looking statements. Factors that may cause such differences include, but are not limited to: (1) the impact of the COVID-19 pandemic on the Company’s business and acquisitions; (2) the inability to maintain the listing of the shares of our Common Stock on Nasdaq; (3) the risk that the Company’s acquisitions or any proposed transactions disrupt the Company’s current plans and/or operations, including the risk that the Company does not complete any such proposed transactions or achieve the expected benefits from them; (4) the ability to recognize the anticipated benefits of acquisitions, commercial collaborations, commercialization of digital assets and proposed transactions, which may be affected by, among other things, competition, the ability of the Company to grow and manage growth profitably, and retain its key employees; (5) costs related to being a public company, acquisitions, commercial collaborations and proposed transactions; (6) changes in applicable laws or regulations; (7) the possibility that the Company may be adversely affected by global hostilities, supply chain delays or other economic, business, and/or competitive factors; (8) risks relating to the uncertainty of the projected financial information of the Company; (9) risks related to the organic and inorganic growth of the Company’s businesses, and the timing of expected business milestones; and (10) other risks and uncertainties indicated in our Annual Report on Form 10-K, including those under “Item 1A. Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the Company’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. The Company cautions that the foregoing list of factors is not exclusive, and readers should not place undue reliance upon any forward-looking statements.

Forward-looking statements included in this prospectus only as of the date of this prospectus or any earlier date specified for such statements. We do not undertake any obligation to update or revise any forward-looking statements to reflect any change in our expectations or any change in events, conditions, or circumstances on which any such statement is based, except as may be required under applicable law. All subsequent written or oral forward-looking statements attributable to the Company or persons acting on the Company’s behalf are qualified in their entirety by this Cautionary Note Regarding Forward-Looking Statements.

iii

SUMMARY OF THE PROSPECTUS

This summary highlights selected information appearing elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the information set forth under the heading “Risk Factors” and our financial statements and related notes included in this prospectus or incorporated by reference into this prospectus, any applicable prospectus supplement and the documents to which we have referred to in the “Incorporation of Certain Documents by Reference” section below.

Company Overview

We are a pleasure and leisure company. We provide consumers around the world with products, content and experiences that help them lead happier, healthier and more fulfilling lives. Our flagship consumer brand, Playboy, is one of the most recognizable brands in the world, driving billions of dollars annually in global consumer spending with products and content available in approximately 180 countries.

Our mission — to create a culture where all people can pursue pleasure — builds upon almost seven decades of creating groundbreaking media and hospitality experiences and fighting for cultural progress rooted in the core values of equality, freedom of expression and the idea that pleasure is a fundamental human right.

Driven by our cause of “Pleasure for All,” our goal is to build the leading pleasure and leisure lifestyle platform for all people around the world.

Our Products

Our products and content connect consumers to a lifestyle of pleasure and leisure. Our offerings help consumers around the world look good, feel good, and enjoy their lives.

Our four target consumer categories — Sexual Wellness, Style and Apparel, Gaming and Lifestyle, and Beauty and Grooming — reflect the market segments where our nearly 70 years of building consumer trust give us a unique position to lead in these categories. Each of these categories represent very large and growing markets, providing us with significant opportunities for growth from the increased sales of our current products, as well as through the introduction of new products within these categories.

Our Business Segments

We generate revenue through the sales of our products to consumers around the world. We employ multiple business models, including brand licensing, direct-to-consumer and third-party retail sales, and digital sales and subscriptions, to help maximize the value of our assets and promote long-term revenue and profitability growth. We report on our business operations in three segments:

•	Licensing, including licensing our brand to third parties for products, services, venues and events.

•	Direct-to-Consumer, including sales of third-party products through our owned-and-operated e-commerce platforms; and sales of our proprietary products through our platforms and/or third-party retailers; and

•	Digital Subscription and Content, including revenues generated from the sales of creator offerings to consumers on centerfold.com, our creator-led platform launched in December 2021, trademark licensing for online gaming products, the sale of subscriptions to Playboy programming and the sales of tokenized digital art and collectibles.

Our Strategy

We aim to build the leading pleasure and leisure lifestyle platform for all people around the world. Our commercial strategy is to capture high consumer lifetime value while maintaining low consumer acquisition costs. We do this by building direct relationships with our customers through our owned-and-operated digital commerce and digital offerings and by utilizing our significant organic reach for marketing efficiency.

We are focused on three key growth pillars: first, accelerating our direct-to-consumer commerce business, where we target an 18-34-year-old consumer base with Sexual Wellness and Apparel offerings. Second, strategically expanding our licensing business in key categories and territories with a focus on China, India and gaming. In addition, we use our licensing business as a marketing tool and brand builder for us, in particular through our high-end designer collaborations and our large-scale partnerships with partners such as PacSun. Third, investing in new emerging growth opportunities, with a focus on scalable digital products and services, that deliver recurring or long tail revenue and allow us to generate significant returns over a three-to-five-year time horizon.

centerfold.com, our new creator-led platform dedicated to creative freedom, artistic expression and sex positivity, is the cornerstone of our digital strategy in 2022. Creators can set up their own subscription or membership services, directly message with their fans and interact with consumers in other ways. As we expand, we plan to offer creators services that only Playboy can, including the ability to tap into our merchandise design, production and distribution capabilities, artist collaborations, merchandise collaborations with Playboy and Honey Birdette, and access NFTs and blockchain tools.

Lastly, building on our acquisitions of Yandy in December 2019, TLA Acquisition Corp., the owner of the Lovers brand, in March 2021, Honey Birdette (Aust) Pty Limited, owner of the luxury lingerie brand Honey Birdette, in August 2021, and GlowUp Digital Inc., owner of the Dream web platform which has become our centerfold.com content-creator platform, in October 2021, we will continue to identify and assess potentially advantageous merger, acquisition and investment opportunities. Utilizing the flexibility of our operating cash flow, and management expertise, we may pursue additional acquisitions or other strategic opportunities to complement and accelerate our organic growth.

Our Team

We seek to recruit, retain, and incentivize highly talented existing and future employees. We believe that creating a respectful and inclusive environment where team members can be themselves and be supported is critical to attracting, developing and retaining talent. A set of fundamental values guide our thinking and actions both inside the company and as we pursue our mission through our interaction with our consumers and our partners around the world. We created these values with the goal of holding ourselves accountable, of preserving what is special, and to inspire and guide ourselves moving forward as we grow and take on new challenges. We believe staying true to these values will drive the long-term value we create in consumers’ lives.

Intellectual Property

We own various trademarks, copyrights and software comprising our intellectual property holdings including, without limitation, the “Playboy” name, the “RABBIT HEAD DESIGN” logo, the “Yandy” name, the “Lovers” name, the “Honey Birdette” name and the “Centerfold” name.

We currently have active trademark registrations in more than 150 countries for our key trademarks, including variations of the PLAYBOY and the RABBIT HEAD DESIGN logo, which are typically the core intellectual property we license pursuant to our licensing agreements and use on our branded consumer products. Trademark registrations typically allow us to exclusively use or permit licensed use of the marks in the product categories in which they are registered. These registrations are typically valid for 10 years from the original date of registration or the date of renewal. When these registrations become due for renewal, we typically renew them unless the registrations have become redundant due to overlapping coverage from other existing registered marks or they cover marks or categories that we no longer actively use or have plans to use in the future. Most jurisdictions allow for an unlimited number of renewals provided that the criteria to apply for renewal are met in the applicable jurisdiction.

Corporate Information

Our principal executive office is located at 10960 Wilshire Blvd, Suite 2200, Los Angeles, California 90024 and our telephone number is (310) 424-1800. We maintain a website at www.plbygroup.com. The information on any websites or web platforms of the Company is not incorporated by reference in this prospectus or any accompanying prospectus supplement, and you should not consider it a part of this prospectus or any accompanying prospectus supplement.

Risk Factors

Investing in our Common Stock involves risks. You should carefully review the risk factors contained under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and any risk factors that we may describe in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed subsequently to the Annual Report on Form 10 K, which risk factors are incorporated by reference in this prospectus, the information contained under the heading “Cautionary Note Regarding Forward-Looking Statements” in this prospectus or under any similar heading in any applicable prospectus supplement or in any document incorporated herein or therein by reference, any specific risk factors discussed under the caption “Risk Factors” in any applicable prospectus supplement or in any document incorporated herein or therein by reference and the other information contained in, or incorporated by reference in, this prospectus or any applicable prospectus supplement before making an investment decision. The risks and uncertainties described in our SEC filings are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any such risks and uncertainties actually occur, our business, financial condition, results of operations, cash flows and prospects could be materially and adversely affected, the market price of our Common Stock could decline and you could lose all or part of your investment. See “Incorporation of Certain Documents by Reference” and “Cautionary Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

All of the shares of Common Stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We cannot currently determine the price or prices at which shares of Common stock may be sold by the Selling Stockholders. We will not receive any of the proceeds from these sales.

The Selling Stockholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Stockholders in disposing of their shares of Common Stock, and we will bear all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, any Nasdaq fees and fees and expenses of our counsel and our independent registered public accountants.

Description of Common Stock

The following summary of the material terms of our Common Stock is not intended to be a complete summary of the rights and preferences of such Common Stock and is qualified by reference to our Second Amended and Restated Certificate of Incorporation (for purposes of this section, the “Certificate of Incorporation”), our Amended and Restated Bylaws (for purposes of this section, the “Bylaws”) and each of the agreements containing registration rights (the “Registration Rights Agreements” which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of the Certificate of Incorporation, the Bylaws, the Registration Rights Agreements in their entirety for a complete description of the rights and preferences of our Common Stock.

Authorized Capital Stock

The Certificate of Incorporation authorized the issuance of 155,000,000 shares, consisting of 150,000,000 shares of Common Stock, $0.0001 par value per share, and 5,000,000 shares of preferred stock, $0.0001 par value (the “Preferred Stock”).

Common Stock

Ranking

The voting, dividend and liquidation rights of the holders of our Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the board of directors of the Company (the “Board”) upon any issuance of the Preferred Stock of any series.

Voting

Except as otherwise required by law or the Second Amended and Restated Certificate of Incorporation (as the same may be amended and/or restated from time to time, including the terms of any Preferred Stock Designation (as defined below), the “Certificate of Incorporation”), each holder of record of Common Stock, as such, shall have one vote for each share of Common Stock which is outstanding in his, her or its name on the books of the Company on all matters on which stockholders are entitled to vote generally. Except as otherwise required by law or the Certificate of Incorporation (including any Preferred Stock Designation), the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Notwithstanding any other provision of the Certificate of Incorporation to the contrary, the holders of Common Stock shall not be entitled to vote on any amendment to the Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any Preferred Stock Designation) or the Delaware General Corporation Law (the “DGCL”).

Dividends

Subject to the rights of the holders of Preferred Stock, holders of shares of Common Stock shall be entitled to receive such dividends and distributions and other distributions in cash, stock or property of the Company when, as and if declared thereon by the Board from time to time out of assets or funds of the Company legally available therefor.

Liquidation, Dissolution and Winding Up

Subject to the rights of the holders of Preferred Stock, shares of Common Stock shall be entitled to receive the assets and funds of the Company available for distribution in the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary. A liquidation, dissolution or winding up of the affairs of the Company, as such terms are used in Section B(4) of the Certificate of Incorporation, shall not be deemed to be occasioned by or to include any consolidation or merger of the Company with or into any other person or a sale, lease, exchange or conveyance of all or a part of its assets.

No Preemptive, Conversion or Redemption Rights

The holders of shares of Common Stock have no preemptive rights and no right to convert their Common Stock into other securities. There are no redemption or sinking fund provisions applicable to our Common Stock under the Company’s existing Certificate of Incorporation or its Bylaws.

Preferred Stock

Issuance of Preferred Stock

Shares of Preferred Stock may be issued from time to time in one or more series. The Board is hereby authorized to provide by resolution or resolutions from time to time for the issuance, out of the unissued shares of Preferred Stock, of one or more series of Preferred Stock, without stockholder approval, by filing a certificate pursuant to the applicable law of the State of Delaware (a “Preferred Stock Designation”), setting forth such resolution and, with respect to each such series, establishing the number of shares to be included in such series, and fixing the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof. The powers, designation, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination of the following:

•	the designation of the series, which may be by distinguishing number, letter or title;

•	the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

•	the amounts or rates at which dividends will be payable on, and the preferences, if any, of, shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

•	the dates on which dividends, if any, shall be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series;

•	the amounts payable on, and the preferences, if any, of, shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company;

•	whether the shares of the series shall be convertible into or exchangeable for, shares of any other class or series, or any other security, of the Company or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

•	restrictions on the issuance of shares of the same series or any other class or series;

•	the voting rights, if any, of the holders of shares of the series generally or upon specified events; and

•	any other powers, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and any qualifications, limitations or restrictions of such shares, all as may be determined from time to time by the Board and stated in the Preferred Stock Designation for such Preferred Stock.

Without limiting the generality of the foregoing, the Preferred Stock Designation of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

Registration Rights

In addition to the registration rights pursuant to which we filed the registration statement of which the prospectus is a part, certain of our stockholders or their permitted transferees are entitled to additional registration rights with respect to the registration of certain shares of Common Stock held by them under the Securities Act of 1933, as amended (the “Securities Act”). These rights are provided under the terms of the Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”), by and among (i) PLBY, (ii) Suying Liu, Dong Liu, Nelson Haight, Todd Milbourn, and Wenhua Zhang, with respect to the 1,437,450 shares of Common Stock, 355,241 units sold to Sunlight Global Investment LLC and Chardan Capital Markets, LLC and any securities issuable upon conversion of working capital loans made to MCAC they owned at the closing of the Business Combination, and (iii) RT-ICON, and each of the other stockholders of Playboy and include demand registration rights and piggyback registration rights. The A&R Registration Rights Agreement also provides that we will pay certain expenses of these holders relating to such registrations and indemnify them against certain liabilities which may arise under the Securities Act.

Anti-Takeover Effects of Delaware Law and the Certificate of Incorporation and Bylaws

The Company has expressly opted out of Section 203 of the DGCL. However, the Certificate of Incorporation contains similar provisions providing that the Company may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Company which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates, owns or within the previous three years owned, 15% or more of the Company’s voting stock.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring the Company to negotiate in advance with the Company’s Board because the Company’s stockholder approval requirement would be avoided if the Company’s Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the Company’s Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

The Certificate of Incorporation provides that RT-ICON and its affiliates, any of its respective direct or indirect transferees of at least 15% of the outstanding shares of the Company’s Common Stock, and any group as to which such persons are a part, do not constitute “interested stockholders” for purposes of this provision.

In addition, the Certificate of Incorporation does not provide for cumulative voting in the election of directors. The Company’s Board is empowered to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death or removal of a director in certain circumstances.

Authorized shares of Common Stock and Preferred Stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of the Company by means of proxy contest, tender offer, merger or otherwise.

Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals

Except as otherwise required by law, the Certificate of Incorporation or the Bylaws, written or printed notice of the meeting of the stockholders stating the place, day and hour of the meeting and, in case of a special meeting, stating the purpose or purposes for which the meeting is called, and in case of a meeting held by remote communication stating such means, shall be delivered not less than 10 nor more than 60 days before the date of the meeting, either personally, or by mail, or if prior consent has been received by a stockholder by electronic transmission, by or at the direction of the Chairman or the President, the Secretary, or the persons calling the meeting, to each stockholder of record entitled to vote at such meeting. Without limiting the manner by which notice otherwise may be given to stockholders, any notice shall be effective if given by a form of electronic transmission consented to (in a manner consistent with the DGCL) by the stockholder to whom the notice is given. If notice is given by mail, such notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Company. If notice is given by electronic transmission, such notice shall be deemed given at the time specified in Section 232 of the DGCL.

The Bylaws also provide that unless otherwise restricted by the Certificate of Incorporation or the Bylaws, any action required or permitted to be taken at any meeting of our Board or of any committee thereof may be taken without a meeting, if all members of our Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of our Board or committee.

In addition, the Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the Board, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting.

These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.

Amendment to the Certificate of Incorporation and Bylaws

Our Certificate of Incorporation provides that so long as RT-ICON and its affiliates own, in the aggregate, at least 50% in voting power of our Common Stock, any amendment, alteration, change, addition, or repeal of the Certificate of Incorporation requires an affirmative vote of a majority of the then- outstanding shares of Common Stock entitled to vote thereon. At any time when RT-ICON and its affiliates beneficially own, in the aggregate, less than 50% of our outstanding Common Stock, our Certificate of Incorporation requires the affirmative vote by the holders of at least 66 2/3% of our outstanding Common Stock for any amendment, alteration, change, addition, or repeal of our Certificate of Incorporation; provided that, irrespective of RT-ICON ownership, the affirmative vote of holders of at least 66 2/3% of our outstanding Common Stock is required to amend certain provisions of our Certificate of Incorporation, including those provisions changing the size of the Board, the removal of certain directors, the availability of action by majority written consent of the stockholders or the restriction on business combinations with interest stockholders, among others.

The provisions of the DGCL, our Certificate of Incorporation and Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Exclusive Forum

The Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, with certain limited exceptions, be the sole and exclusive forum for any stockholder (including any beneficial owner) to bring (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Company or the Company’s stockholders, (c) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL or the charter or bylaws, or (d) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine. Subject to the provisions in the preceding sentence, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint, claim or proceeding asserting a cause of action arising under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the Securities Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in the Certificate of Incorporation.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our Certificate of Incorporation includes a provision that, to the fullest extent permitted by the DGCL, eliminates the personal liability of directors to us or our stockholders for monetary damages for any breach of fiduciary duty as a director. The effect of these provisions will be to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation will not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

Further, our Certificate of Incorporation and our Bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and officers.

The limitation of liability, indemnification and advancement provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Transfer Agent

The transfer agent for our Common Stock is Continental Stock Transfer & Trust Company.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months preceding the sale.

Persons who have beneficially owned restricted shares of our Common Stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of Common Stock then outstanding; or

•	the average weekly reported trading volume of our Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, unless certain conditions are met. Now that we have ceased to be a shell company as a result of the Business Combination and because at least one year has elapsed from the time that we filed current Form 10 type information with the SEC reflecting our status as an entity that is not a shell company, Rule 144 is available if the following conditions continue to be met:

•	we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; and

•	we have filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months, other than Form 8-K reports.

Listing of Common Stock

Our Common Stock is listed on The Nasdaq Global Market under the symbol “PLBY.”

Selling Stockholders

This prospectus relates to the resale by the Selling Stockholders from time to time of up to 30,534,974 shares of our Common Stock pursuant to registration rights granted to those Selling Stockholders. The Selling Stockholders may from time to time offer and sell any or all of our Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Stockholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Stockholders’ interest in our Common Stock other than through a public sale.

The following table sets forth and the accompanying footnotes are based primarily on information provided to us by the Selling Stockholders indicating our Common Stock they wished to be covered by this registration statement and eligible for sale under this prospectus. A Selling Stockholder may have sold or transferred some or all of the Common Stock indicated below with respect to such Selling Stockholder and may in the future sell or transfer some or all of the Common Stock indicated below in transactions exempt from the registration requirements of the Securities Act rather than under this prospectus. We cannot advise you as to whether the Selling Stockholder will in fact sell any or all of such Common Stock. For purposes of this table, we have assumed that the Selling Stockholder will have sold all of our Common Stock covered by this prospectus upon the completion of the offering. We have based percentage ownership on 45,221,175 shares of common stock outstanding as of April 22, 2022.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable. Except as otherwise described below, based on the information provided to us by the Selling Stockholders, no Selling Stockholder is a broker-dealer or an affiliate thereof.

Information for each additional Selling Stockholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Stockholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Stockholder and the number of shares registered on its, his, her or their behalf. A Selling Stockholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

	Number of Shares of Beneficially Owned Before Sale of All Shares of Common Stock Offered Hereby†		Number of Shares of Common Stock to be Sold in the Offering† (1)	Number of Shares of Beneficially Owned After Sale of All Shares of Common Stock Offered Hereby(2)
Name and Address of Beneficial Owner	Number	%	Number	Number	%
Shares of Common Stock registered for resale:
1992 Clemens Fam Tr UAD 8/27/92(3)	2,500	*	2,500	—	—
2009 Sanders Children Trust UAD 10/21/09 FBO Chelsea Collmer(4)	3,000	*	3,000	—	—
2009 Sanders Children Trust UAD 10/21/09 FBO Christopher Collmer(4)	3,000	*	3,000	—	—
522 Fifth Avenue Fund, L.P. (5)	12,946	*	12,946	—	—
Albert Sanders Keller U/T/D 02/11/97(6)	4,000	*	4,000	—	—
Andy Cracchiolo	10,000	*	10,000	—	—
Ariana J Gale 2006 Trust DTD 3/26/2006(8)	10,000	*	10,000	—	—
BBRC International Pte Ltd as trustee for The BB Family International Trust	1,335,046	3.0	1,335,046	—	—
Bircoll Kohn Family Trust(9)	50,000	*	50,000	—	—

	Number of Shares of Beneficially Owned Before Sale of All Shares of Common Stock Offered Hereby†		Number of Shares of Common Stock to be Sold in the Offering† (1)	Number of Shares of Beneficially Owned After Sale of All Shares of Common Stock Offered Hereby(2)
Name and Address of Beneficial Owner	Number	%	Number	Number	%
Boxwood Row LP(10)	25,000	*	25,000	—	—
Brad D. Sanders(8)	2,500	*	2,500	—	—
Bradley W. Baker	15,000	*	15,000	—	—
Brandy Fox Pty Ltd as trustee for the Eloise Monaghan Family Trust	324,038	*	324,038	—	—
Bret D. Sanders(4)	2,500	*	2,500	—	—
Calm Waters Partnership(11)	50,000	*	50,000	—	—
Candy Blundy	8,640	*	8,640	—	—
Chardan Capital Markets LLC(12)	31,623	*	31,623	—	—
Christine M. Patterson	5,000	*	5,000	—	—
Coloskye Pty Limited as trustee for The Allofus Trust	36,723	*	36,723	—	—
Connective Capital Emerging Energy QP LP(13)	24,182	*	24,182	—	—
Connective Capital I QP LP(13)	10,818	*	10,818	—	—
Cooper Creek Partners (Master) Ltd.(14)	300,000	*	300,000	—	—
Craig-Hallum Capital Group LLC(15)	6,000	*	6,000	—	—
Creative Artists Agency, LLC(16)	290,563	*	290,563	—	—
Cruiser Capital Master Fund LP(10)	70,000	*	70,000	—	—
Daniel Alpert Trust UAD 12/27/90(17)	5,000	*	5,000	—	—
Daniel J Clark	15,000	*	15,000	—	—
David R Chamberlin 11/07/2005 Revocable Trust(10)	5,000	*	5,000	—	—
Diego Fernandez Mallory Fernandez JT TEN	2,500	*	2,500	—	—
Dillco Inc.(18)	10,000	*	10,000	—	—
District 2 Capital Fund LP(19)	50,000	*	50,000	—	—
Don A. Sanders(8)	30,000	*	30,000	—	—
Dong Liu	179,570	*	179,570	—	—
Drawbridge Special Opportunities Fund LP(20)	2,117,940	4.7	2,117,940	—	—
Dreamer Bunnies LLC(7)	26,643	*	26,643	—	—
Edward F Heil III PROP TR U/A Edward F Heil III TR Pursuant to 1983 DTD 12/1/1983(21)	20,000	*	20,000	—	—
Eight Is Awesome, LLC(22)	10,000	*	10,000	—	—
Eleven Fund LLC(23)	50,000	*	50,000	—	—
EZ Colony Partners, LLC(24)	25,000	*	25,000	—	—
Fintax Trading International Limited(25)	300,000	*	300,000	—	—
Fivet Capital Holding AG(26)	100,000	*	100,000	—	—
Gary R. Petersen	20,000	*	20,000	—	—
Glowup Digital Seed LLC(7)	8,440	*	8,440	—	—
Graham Growth Partners LP(28)	16,013	*	16,013	—	—

	Number of Shares of Beneficially Owned Before Sale of All Shares of Common Stock Offered Hereby†		Number of Shares of Common Stock to be Sold in the Offering† (1)	Number of Shares of Beneficially Owned After Sale of All Shares of Common Stock Offered Hereby(2)
Name and Address of Beneficial Owner	Number	%	Number	Number	%
Graham Institutional Partners LP(28)	50,288	*	50,288	—	—
Graham Partners LP(28)	8,699	*	8,699	—	—
Granite Point Capital Master Fund, LP(29)	150,000	*	150,000	—	—
Harbour Holdings Ltd.(30)	10,000	*	10,000	—	—
Harry Sloan	200,000	*	200,000	—	—
Hillary Alpert	10,000	*	10,000	—	—
Howard Silverman & Phyllis Silverman Ten Com	10,000	*	10,000	—	—
Intracoastal Capital, LLC(31)	25,000	*	25,000	—	—
J. Moore & J. Moore Trust UAD 2/13/92(32)	5,000	*	5,000	—	—
Jackie S. Moore	5,000	*	5,000	—	—
James W. Christmas	30,000	*	30,000	—	—
James Zavoral	5,000	*	5,000	—	—
John Lipman	80,000	*	80,000	—	—
John Whitmire	10,000	*	10,000	—	—
JPMCB New York(33)	1,000,000	2.2	1,000,000	—	—
Karen Blanchard(34)	916	*	916	—	—
Katherine U. Sanders	20,000	*	20,000	—	—
Keenan Limited Partnership Special(35)	12,500	*	12,500	—	—
Kevin Harris	15,000	*	15,000	—	—
Kirk L. Covington	25,000	*	25,000	—	—
Kosberg Holdings LLC(36)	50,000	*	50,000	—	—
Laura K Sanders	10,000	*	10,000	—	—
Luke J Drury Non-Exempt Trst(37)	10,000	*	10,000	—	—
Magnum Capital Advisors, LLC(87)	50,000	*	50,000	—	—
Mark Mays	25,000	*	25,000	—	—
MAZ Partners LP(39)	15,000	*	15,000	—	—
Mia Scarlet Batistick 2016 Trust Uad 12/23/16 Susan Ashley Batistick Ttee Fbo Mia Scarlet Batistick(40)	1,500	*	1,500	—	—
Michael Berman(7)(41)	146,985	*	146,985	—	—
Michael Dow(7)(42)	178,491	*	178,491	—	—
N. Anna Shaheen	2,500	*	2,500	—	—
Nelson Haight	2,000	*	2,000	—	—
Nolan Bradley Sanders 2005 Trust FBO Nolan Sanders U/A/D 06/16/03(8)	3,000	*	3,000	—	—
Patriot Strategy Partners LLC(43)	250,000	*	250,000	—
PEG U.S. Direct Corporate Finance Institutional Investors IV, LLC (44)	971,550	2.1	971,550	—	—
PEG US Corporate Finance Institutional Offshore Investors IV, L.P. (45)	51,131	*	51,131	—	—

	Number of Shares of Beneficially Owned Before Sale of All Shares of Common Stock Offered Hereby†		Number of Shares of Common Stock to be Sold in the Offering† (1)	Number of Shares of Beneficially Owned After Sale of All Shares of Common Stock Offered Hereby(2)
Name and Address of Beneficial Owner	Number	%	Number	Number	%
Polar Long/Short Master Fund(46)	586,628	1.3	586,628	—	—
Polar Multi-Strategy Master Fund(46)	413,372	*	413,372	—	—
Quincy Catalina Sanders 2009 TR Brad Sanders TTEE UAD 06/16/03(8)	3,000	*	3,000	—	—
RAJ Capital, LLC(47)	20,000	*	20,000	—	—
Rayra Pty Limited as trustee for The Mountainview Trust	455,814	1.0	455,814	—	—
Rizvi Interests, Inc. (48)	51,434	*	51,434	—	—
Rizvi Master, LLC(49)	100,000	*	100,000	—	—
Rizvi Opportunistic Equity Fund (TI), L.P. (50)	164,637	*	164,637	—	—
Rizvi Opportunistic Equity Fund I-B (TI), L.P.(51)	379,634	*	379,364	—	—
Rizvi Opportunistic Equity Fund I-B, L.P. (52)	1,599,369	3.5	1,599,368	—	—
Rizvi Opportunistic Equity Fund II, L.P. (53)	7,069,064	15.6	7,069,064	—	—
Rizvi Opportunistic Equity Fund, L.P. (54)	819,428	1.8	819,428	—	—
Rizvi Traverse Partners II, LLC(55)	279,128	*	279,128	—	—
Rizvi Traverse Partners LLC(56)	377,021	*	377,021	—	—
Robert Alpert	10,000	*	10,000	—	—
Roman Alpert Trust DTD 12-27-1990 UAD 12/27/1990 Roman Alpert TTEE AMD 12/08/08(57)	5,000	*	5,000	—	—
Roth Capital Partners, LLC(22)	126,000	*	126,000	—	—
S A Designer Parfums Limited	109,290	*	109,290	—	—
Sela Rivas Sanders 2003 TRST FBO Sela Rivas Sanders U/A/D 06/16/03(8)	3,000	*	3,000	—	—
Skylands Special Investment II LLC(43)	10,000	*	10,000	—	—
Skylands Special Investment LLC(43)	30,000	*	30,000	—	—
Steve Harter	25,000	*	25,000	—	—
Sunlight Global Investment LLC(27)	150,000	*	150,000	—	—
Susan Sanders	2,500	*	2,500	—	—
Suying Liu	179,570	*	179,570	—	—
Tanglewood Family Limited Partnership(58)	15,000	*	15,000	—	—
Tanya J. Drury	15,000	*	15,000	—	—
Tanya Jo Drury DTD 4/15/2000(59)	25,000	*	25,000	—	—
Tilman J Fertitta & Paige Fertitta Ten in Common	5,000	*	5,000	—	—
Todd Milbourn	2,000	*	2,000	—	—
Traverse Capital Partners, LLC(60)	51,434	*	51,434	—	—
Trust No. 3 U/A/D 12/23/03 FBO William Hunter Heil(21)	20,000	*	20,000	—	—
Washpoppin Ventures, LLC(61)	43,053	*	43,053	—	—

	Number of Shares of Beneficially Owned Before Sale of All Shares of Common Stock Offered Hereby†		Number of Shares of Common Stock to be Sold in the Offering† (1)	Number of Shares of Beneficially Owned After Sale of All Shares of Common Stock Offered Hereby(2)
Name and Address of Beneficial Owner	Number	%	Number	Number	%
Wenhua Zhang	2,000	*	2,000	—	—
With Vibe, Inc.	103,570	*	103,570	—	—
William F. Hartfiel III	15,000	*	15,000	—	—
William Roger Clemens & Debbie Lynn Clemems JTWROS	17,500	*	17,500	—	—
Wolf Canyon Ltd – Special(35)	12,500	*	12,500	—	—

†	Common Stock offered and beneficially owned are based primarily on information initially provided to us by the Selling Stockholders indicating the Common Stock they wished to be covered by this registration statement and eligible for sale under this prospectus and the Prior Registration Statements. A Selling Stockholder may have sold or transferred some or all of the Common Stock set forth in the table and accompanying footnotes, and consequently the Common Stock indicated to be offered may exceed the number of Common Stock to be sold by the Selling Stockholders.

*	Represents beneficial ownership of less than 1%.

(1)	The amounts set forth in this column are the number of shares of our Common Stock that may be offered by each Selling Stockholder using this prospectus. These amounts do not represent any other shares of our Common Stock that the Selling Stockholder may own beneficially or otherwise.

(2)	Assumes all of the shares of Common Stock being offered are sold in the offering.

(3)	K. A. Clemens, who serves as the trustee, is the control person of 1992 Clemens Fam Tr UAD 8/27/92.

(4)	Bret D. Sanders, who serves as the trustee for both entities, is the control person of 2009 Sanders Children Trust UAD 10/21/09 FBO Chelsea Collmer and 2009 Sanders Children Trust UAD 10/21/09 FBO Christopher Collmer.

(5)	Voting and investment power with respect to the common stock reside with J.P. Morgan Investment Management Inc. (which acts in respect of the common stock through a committee of over 30 individuals in its Private Equity Group, each with an equal vote) and not with any natural persons.

(6)	Donald V Weir, who serves as the trustee, is the control person of Albert Sanders Keller U/T/D 02/11/97.

(7)	Does not include up to an additional 437,042 shares of Common Stock that may be issued certain Selling Stockholders upon the release of the portion thereof held back in respect of indemnification obligations or the satisfaction of performance criteria, as applicable, pursuant to the terms of that certain Agreement and Plan of Merger, dated as of October 15, 2021, by and among PLBY, Buyer, GlowUp and Michael Dow, solely in his capacity as representative of the holders of the outstanding equity interests.

(8)	Don Sanders, who serves as the trustee, is the control person of Ariana J Gale 2006 Trust DTD 3/26/2006. Brad D. Sanders serves as the trustee for the following entities — Quincy Catalina Sanders 2009 TR Brad Sanders TTEE UAD 06/16/03, Sela Rivas Sanders 2003 TRST FBO Sela Rivas Sanders U/A/D 06/16/03, and Nolan Bradley Sanders 2005 Trust FBO Nolan Sanders U/A/D 06/16/03.

(9)	Ben Kohn serves as trustee and controlling person of the Bircoll Kohn Family Trust. Mr. Kohn is the Company’s Chief Executive Officer and a director of the Company.

(10)	Voting and investment power over the shares held by David R Chamberlin 11/07/2005 Revocable Trust, Cruiser Capital Master Fund LP, and Boxwood Row LP resides with their investment advisor, Cruiser Capital Advisors, LLC. Keith Rosenbloom is the control person of Cruiser Capital Advisors, LLC and may be deemed to be the beneficial owner of the shares held by such entities.

(11)	Richard S. Strong, who serves as the managing partner, is the control person of Calm Waters Partnership.

(12)	Represents private units issued to Chardan in a private placement consummated on June 4, 2020, in connection with the consummation of the Company's initial public offering. Steven Urbach, who serves as the CEO, is the control person of Chardan Capital Markets LLC. Chardan Capital is a registered broker-dealer that acted as underwriter in the Company's initial public offering.

(13)	Voting and investment power over the shares held by Connective Capital Emerging Energy QP LP and Connective Capital I QP LP resides with their investment manager, CCM LLC. Robert Romero is the Managing Member of CCM LLC. and may be deemed to be the beneficial owner of the shares held by such entities.

(14)	Robert Schwartz is the control person of Cooper Creek Partners (Master) Ltd.

(15)	Steve Dyer, who serves as the CEO, is the control person of Craig-Hallum Capital Group LLC.

(16)	Jim Burtson is the control person of Creative Artist Agency, LLC.

(17)	Linda Stanley, who serves as the trustee, is the control person of Daniel Alpert Trust UAD 12/27/90.

(18)	Max M. Dillard, who serves as the CEO, is the control person of Dillco Inc.

(19)	Eric J Schlanger, who serves as the partner, is the control person of District 2 Capital Fund LP.

(20)	Based on the Schedule 13D filed by Drawbridge Special Opportunities Fund LP, Drawbridge Special Opportunities Advisors LLC, a Delaware limited liability company (“DBSO Advisors”), is the investment manager of Drawbridge Special Opportunities Fund, LP, a Delaware limited partnership (“DBSO”), and DBSO’s general partner is Drawbridge Special Opportunities GP LLC, a Delaware limited liability company (“DBSO GP”). FIG LLC, a Delaware limited liability company, is the holder of all of the issued and outstanding interests of DBSO Advisors. Fortress Principal Investment Holdings IV LLC, a Delaware limited liability company (“FPI IV”), is the managing member of DBSO GP. Fortress Operating Entity I LP, a Delaware limited partnership (“FOE I”), is the owner of all of the outstanding membership interests in FPI IV and the Class A member of FIG LLC. FIG Corp., a Delaware Corporation (“FIG Corp”), is the general partner of FOE I. Fortress Investment Group LLC, a Delaware limited liability company (“Fortress”), is the holder of all of the issued and outstanding shares of FIG Corp. DBSO holds and beneficially owns these shares of common stock, and on the basis of the relationships described in this footnote, each of the other forgoing persons may be deemed to beneficially own the shares of common stock held by DBSO. As the Co-Chief Investment Officers of DBSO Advisors and DBSO GP, each of Peter L. Briger, Jr., Dean Dakolias, Drew McKnight and Joshua Pack participates in the voting and investment decisions with respect to the shares of common stock held by DBSO, but each of them disclaims beneficial ownership thereof.

(21)	Marge C. Lutz, who serves as the trustee for both entities, is the control person of Edward F Heil III PROP TR U/A Edward F Heil III TR Pursuant to 1983 DTD 12/1/1983 and Trust No. 3 U/A/D 12/23/03 FBO William Hunter Heil.

(22)	Byron Roth and Gordon Roth are control persons of Roth Capital Partners, LLC. Byron Roth is also the control person for the entity Eight Is Awesome, LLC.

(23)	Hartley Wasko, who serves as the manager, is the control person of Eleven Fund LLC.

(24)	Byran Ezralow and Marc Ezralow are the control persons of EZ Colony Partners, LLC.

(25)	Man Yee Chan is the control person of Fintax Trading International Limited.

(26)	Johannes Minho Roth, who serves as a member of the board, is the control person of Fivet Capital Holding AG.

(27)	Dr. Suying Liu and Mr. Dong Liu, as members of Sunlight Global Investment LLC, are the control persons of Sunlight Global Investment LLC.

(28)	Harold W. Berry III, who serves as the managing member for the following three entities, is the control person of Graham Partners LP, Graham Growth Partners LP, and Graham Institutional Partners LP.

(29)	Warren B. Lammert III is the control person of Granite Point Capital Master Fund, LP.

(30)	Charles A. Paquelet is the control person of Harbour Holdings Ltd., Skylands Special Investment LLC, and Skylands Special Investment II LLC.

(31)	Mitchell P. Kopin and Daniel B. Asher, each of whom are managers of Intracoastal Capital, LLC, have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Intercostal.

(32)	Wanda Moore Baptista, who serves as the trustee, is the control person of J. Moore & J. Moore Trust UAD 2/13/92.

(33)	Steven NG, who serves as the CEO, is the control person of JPMCB New York.

(34)	Karen Blanchard is Vice President of Operations at Rizvi Traverse Management.

(35)	Carolyn Frost Keenan, who serves as the partner for both entities, is the control person of Keenan Limited Partnership Special and Wolf Canyon Ltd — Special.

(36)	J. Livington Kosberg, who serves as the manager, is the control person of Kosberg Holdings LLC.

(37)	Luke Drury, who serves as the trustee, is the control person of Luke J Drury Non-Exempt Trst.

(38)	Jay Wolf, who serves as the managing partner, is the control person of Magnum Capital Advisors, LLC.

(39)	Walter Schenker, who serves as the principal, is the control person of MAZ Partners LP.

(40)	Susan Ashley Batistick, who serves as the trustee, is the control person of Mia Scarlet Batistick 2016 Trust Uad 12/23/16 Susan Ashley Batistick Ttee Fbo Mia Scarlet Batistick.

(41)	Michael Berman serves as Senior Vice President of Business Development at Playboy Enterprises International, Inc., a subsidiary of PLBY.

(42)	Michael Dow serves as Senior Vice President of Technology at Playboy Enterprises International, Inc., a subsidiary of PLBY.

(43)	Lara Brody, who serves as the managing director, is the control person of Patriot Strategy Partners LLC.

(44)	Voting and investment power with respect to the common stock reside with J.P. Morgan Investment Management Inc. (which acts in respect of the common stock through a committee of over 30 individuals in its Private Equity Group, each with an equal vote) and not with any natural persons.

(45)	Voting and investment power with respect to the common stock reside with J.P. Morgan Investment Management Inc. (which acts in respect of the common stock through a committee of over 30 individuals in its Private Equity Group, each with an equal vote) and not with any natural persons.

(46)	Voting and investment power over the shares held by Polar Multi-Strategy Master Fund and Polar Long/Short Master Fund resides with their investment advisor, Polar Asset Management Partners Inc. Paul Sabourin is the Chief Investment Officer of Polar Asset Management Partners Inc. and may be deemed to be the beneficial owner of the shares held by such entities.

(47)	Alexander Stegmann Bhathal, who serves as the manager, is the control person of RAJ Capital, LLC.

(48)	Mr. Suhail Rizvi is the President and majority owner of Rizvi Interests, Inc. Mr. Rizvi serves as the Chairman of the Company and is also the manager of Rizvi Traverse.

(49)	Mr. Suhail Rizvi is the manager of Rizvi Master, LLC. Mr. Rizvi serves as the Chairman of the Company and is also the manager of Rizvi Traverse.

(50)	Rizvi Traverse is the general partner of Rizvi Opportunistic Equity Fund (TI), L.P. Mr. Suhail Rizvi and Mr. John Giampetroni are the managers of Rizvi Traverse. Each of Rizvi Traverse and Messrs. Rizvi and Giampetroni may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Rizvi Opportunistic Equity Fund (TI), L.P., but each disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein.

(51)	Rizvi Traverse is the general partner of Rizvi Opportunistic Equity Fund I-B (TI), L.P. Mr. Suhail Rizvi and Mr. John Giampetroni are the managers of Rizvi Traverse. Each of Rizvi Traverse and Messrs. Rizvi and Giampetroni may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Rizvi Opportunistic Equity Fund I-B (TI), L.P., but each disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein.

(52)	Rizvi Traverse is the general partner of Rizvi Opportunistic Equity Fund I-B, L.P. Mr. Suhail Rizvi and Mr. John Giampetroni are the managers of Rizvi Traverse. Each of Rizvi Traverse and Messrs. Rizvi and Giampetroni may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Rizvi Opportunistic Equity Fund I-B, L.P., but each disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein.

(53)	Rizvi Traverse GP II, LLC, or “RT GP II,” is the general partner of Rizvi Opportunistic Equity Fund II, L.P. Mr. Suhail Rizvi and Mr. John Giampetroni are the managers of RT GP II. Each of RT GP II and Messrs. Rizvi and Giampetroni may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Rizvi Opportunistic Equity Fund II, L.P., but each disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein.

(54)	Rizvi Traverse is the general partner of Rizvi Opportunistic Equity Fund, L.P. Mr. Suhail Rizvi and Mr. John Giampetroni are the managers of Rizvi Traverse. Each of Rizvi Traverse and Messrs. Rizvi and Giampetroni may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Rizvi Opportunistic Equity Fund, L.P., but each disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein.

(55)	Rizvi Traverse Management II, LLC, or RTM II, is the manager of Rizvi Traverse Partners II, LLC. Mr. Suhail Rizvi and Mr. John Giampetroni are the managers of RTM II. Each of RTM II and Messrs. Rizvi and Giampetroni may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Rizvi Traverse Partners II, LLC, but each disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein.

(56)	Rizvi Traverse is the managing member of Rizvi Traverse Partners LLC. Mr. Suhail Rizvi and Mr. John Giampetroni are the managers of Rizvi Traverse. Each of Rizvi Traverse and Messrs. Rizvi and Giampetroni may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Rizvi Traverse Partners LLC, but each disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein.

(57)	Robert Alpert, who serves as the trustee, is the control person of Roman Alpert Trust DTD 12-27-1990 UAD 12/27/1990 Roman Alpert TTEE AMD 12/08/08.

(58)	J. M. Burley, who serves as the managing partner, is the control person of Tanglewood Family Limited Partnership.

(59)	Tanya Jo Drury and Don A. Sanders, who serve as the trustees, are the control persons of Tanya Jo Drury DTD 4/15/2000.

(60)	Mr. John Giampetroni is the Manager and sole member of Traverse Capital Partners, LLC. Mr. Giampetroni is the manager of Rizvi Traverse. Mr. Giampetroni served as a member of the Board of Directors of Playboy Enterprises Inc. until February 2021.

(61)	Does not include up to an additional 76,173 shares of Common Stock that may be issued pursuant to the terms of the license agreement.

U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following discussion is a summary of U.S. federal income tax considerations generally applicable to non-U.S. holders of shares of our Common Stock that hold such shares as capital assets (generally, for investment). This summary does not consider specific facts and circumstances that may be relevant to a particular holder’s tax position and does not consider the non-income tax consequences (including any U.S. federal estate or gift tax considerations) or the state, local, or non-U.S. tax consequences of an investment in shares of our Common Stock. It also does not apply to non-U.S. holders subject to special tax treatment under U.S. federal income tax laws (including a broker, dealer, or trader in securities or currencies; a financial institution; an insurance company; a tax-exempt organization; a person holding shares of our Common Stock as part of a hedging, integrated, or conversion transaction, a constructive sale, or a straddle; a person that received shares of our Common Stock as compensation; a controlled foreign corporation; a passive foreign investment company; or a former U.S. citizen). This summary is based upon the Internal Revenue Code of 1986, as amended, (“IRC”), existing and proposed Treasury regulations, Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions in effect, all of which are subject to change, possibly on a retroactive basis, or differing interpretations.

The discussion included herein is only a summary. Accordingly, we urge you to consult your tax advisor with respect to your U.S. federal, state, local, and non-U.S. income and other tax consequences in light of your particular situation with respect to holding and disposing of shares of our Common Stock.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of our Common Stock who is:

•	an individual citizen or resident of the U.S.;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) if a court within the U.S. is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner of shares of our Common Stock that is not an entity classified as a partnership for U.S. federal income tax purposes and is not a U.S. holder.

If a partnership or other pass-through entity holds shares of our Common Stock, the U.S. federal income tax treatment of a partner or a member will generally depend upon the status of the partner or member and the activities of the partnership or other entity. Accordingly, partnerships or other pass-through entities that hold shares of our Common Stock and partners or members in these partnerships or other pass-through entities should consult their tax advisors regarding the U.S. federal income tax consequences of the purchase, ownership, and disposition of shares of our Common Stock.

Dividends

Any dividends we pay to a non-U.S. holder with respect to shares of our Common Stock will generally be subject to withholding tax at a 30% rate (or such lower rate specified by an applicable income tax treaty). To obtain the benefit of a reduced rate under an applicable income tax treaty, a non-U.S. holder must certify as to its non-U.S. status, that no withholding is required pursuant to FATCA (discussed below), and to such right under the applicable income tax treaty on a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E. If, however, a non-U.S. holder provides an IRS Form W-8ECI, certifying that the dividend is effectively connected with the non-U.S. holder’s conduct of a trade or business within the U.S. (and, in the case of certain income tax treaties, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the U.S.), the dividend will not be subject to withholding. Instead, such dividends will be subject to U.S. federal income tax at regular rates applicable to U.S. persons generally and, for corporate holders, may also be subject to a 30% “branch profits tax” unless the non-U.S. holder qualifies for a lower rate under an applicable U.S. income tax treaty.

Dispositions

A non-U.S. holder will generally not be subject to U.S. federal income or withholding tax in respect of any gain on a sale, exchange, or other taxable disposition of shares of our Common Stock unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. and, in the case of certain income tax treaties, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the U.S.;

•	the non-U.S. holder is an individual who is present in the U.S. for 183 or more days in the tax year of the disposition and certain other conditions are satisfied; or

•	we are or have been a “U.S. real property holding corporation” (“USRPHC”) under Section 897 of the IRC during the applicable statutory period and the non-U.S. holder’s shares in us represented more than 5% of the shares of our Common Stock outstanding at any time within the shorter of (i) the five- year period preceding the disposition and (ii) the non-U.S. holder’s holding period, and are otherwise a “U.S. real property interest” under the Foreign Investment in Real Property Tax Act (and the non-U.S. holder is not eligible for any treaty exemption). We do not believe that we currently are a USRPHC, and we do not anticipate becoming a USRPHC in the future.

Gain described in the first bullet above will be subject to U.S. federal income tax on a net income basis at generally applicable U.S. federal income tax rates and, for a non-U.S. holder that is a corporation, may also be subject to a “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

Gain described in the second bullet will generally be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), but may be offset by certain U.S.-source capital losses, if any, of the non-U.S. holder.

Foreign Account Tax Compliance Act

Under the Foreign Account Tax Compliance Act (“FATCA”), withholding at a rate of 30% will generally be required on dividends in respect of shares of our Common Stock held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into an agreement with the U.S. Department of the Treasury to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) complies with the terms of an intergovernmental agreement between the U.S. and an applicable foreign country. An intergovernmental agreement between the U.S. and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. Accordingly, the entity through which shares of our Common Stock are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of shares of our Common Stock held by a holder that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we or the applicable withholding agent will in turn provide to the Secretary of the Treasury. We will not pay any additional amounts to holders in respect of any amounts withheld. Non-U.S. holders are encouraged to consult their tax advisors regarding the possible implications of this withholding tax on their investment in shares of our Common Stock.

Plan of Distribution

We are registering the offer and sale, from time to time, by the Selling Stockholders of up to 30,534,974 shares of Common Stock, par value $0.0001 per share.

We will not receive any of the proceeds from the sale of our Common Stock by the Selling Stockholders.

Once issued and upon effectiveness of the registration statement of which this prospectus forms a part, our Common Stock beneficially owned by the Selling Stockholders covered by this prospectus may be offered and sold from time to time by the Selling Stockholders. The term “Selling Stockholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Stockholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Stockholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which our Common Stock are traded or in private transactions.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Stockholders may use any one or more of the following methods when selling our Common Stock offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell our Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the applicable exchange;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of our Common Stock at a stipulated price per share;

•	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

In effecting sales, broker-dealers or agents engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Stockholders in amounts to be negotiated immediately prior to the sale.

The Selling Stockholders also may transfer our Common Stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Stockholder that a donee, pledgee, transferee, other successor- in-interest intends to sell our Common Stock, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Stockholder.

To the extent required, the shares of our Common Stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In connection with the sale of shares of our Common Stock, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of our Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge our Common Stock to broker-dealers that in turn may sell these shares. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In offering our Common Stock covered by this prospectus, the Selling Stockholders and any underwriters, broker-dealers or agents who execute sales for the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, our Common Stock must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states our Common Stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

The validity of our Common Stock offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements of PLBY Group, Inc. as of and for the year ended December 31, 2021 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2021 incorporated by reference in this prospectus and in the registration statement have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting. The report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting as of December 31, 2021.

The financial statements of PLBY Group, Inc. (f/k/a Mountain Crest Acquisition Corp) as of and for the year ended December 31, 2020 incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Prager Metis CPAs LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Honey Birdette (Aust) Pty Limited and its subsidiaries as of and for the fiscal year ended June 27, 2021 incorporated by reference herein the registration statement in reliance upon the report of KPMG, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The liability of KPMG in relation to the performance of their professional services to Honey Birdette (Aust) Pty Limited including, without limitation, KPMG’s audits of the financial statements described under “Independent Auditors,” is limited under the Chartered Accountants Australia and New Zealand Professional Standards Scheme (NSW) approved by the New South Wales Professional Standards Council pursuant to the Professional Standards Act of 1994 of the State of New South Wales, including the Treasury Legislation Amendment (Professional Standards) Act 2004 of Australia (the “Accountants Scheme”). The Accountants Scheme limits civil liability of KPMG to a maximum amount of A$75 million. The Accountants Scheme does not limit liability for breach of trust, fraud or dishonesty.

Where You Can Find More Information

We are subject to the reporting requirements of the Exchange Act, and its rules and regulations. The Exchange Act requires us to file reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. These materials may be obtained electronically by accessing the SEC’s website at http://www.sec.gov.

We make available, free of charge on our website, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and amendments to these reports filed or furnished pursuant to Section 13(a), 14 or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file these documents with, or furnish them to, the SEC. These documents are posted on our website at www.plbygroup.com. Any references in this prospectus to our website are inactive textual references only, and the information contained on or that can be accessed through our website (except for the SEC filings expressly incorporated by reference herein) is not incorporated in, and is not a part of, this prospectus.

Incorporation of Certain Documents by Reference

The SEC allows us to “incorporate by reference” into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to another document we filed with the SEC. The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference.

We incorporate by reference the documents listed below that we have previously filed with the SEC (other than any document or portion of any document furnished or deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K and Item 9.01 related thereto):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 16, 2022, and related Form 10-K/A filed with the SEC on April 22, 2022;

•	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the SEC on June 4, 2020 (File No. 001-39312), pursuant to Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description, including the description of the Registrant’s Common Stock included as Exhibit 4.1 to the Company’s Annual Report on Form 10-K filed with the SEC on March 16, 2022; and

•	Current Report on Form 8-K, filed with the SEC on October 21, 2021, March 25, 2022 and March 30, 2022.

We are also incorporating by reference all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering (including those documents filed after the date of the initial registration statement and prior to effectiveness of the registration statement) shall be deemed to be incorporated by reference, other than any document or portion of any document furnished or deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 on Form 8-K and Item 9.01 related thereto.

The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC and incorporate by reference in this prospectus will automatically update and supersede this previously filed information, as applicable, including information in previously filed documents or reports that have been incorporated by reference into this prospectus. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests may be made by telephone at (310) 424-1800, or by sending a written request to PLBY Group, Inc., 10960 Wilshire Blvd., Suite 2200, Los Angeles, CA 90024, Attention: Secretary.

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents or as of any earlier date as of which such information is given.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the shares of Common Stock being registered hereby.

SEC registration fees	$936.45
Accounting fees and expenses	$25,000
Legal fees and expenses	$40,000
Financial printing and miscellaneous expenses	$25,000
Total	$90,936.45

Item 15. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that their conduct was illegal. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the corporation’s best interests; provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify such officer or director against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of their status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Our Certificate of Incorporation limits the liability of, and indemnifies, its directors and officers to the fullest extent permitted under the DGCL. Our Certification of Incorporation further provides that an indemnified person is entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

We have entered into indemnification agreements with our directors and executive officers. These indemnification agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlements incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services as our request. The form of Indemnification Agreement was filed as Exhibit 10.26 to our Current Report on Form 8-K filed on February 16, 2021.

We have also obtained insurance policies under which, subject to the limitations of the policies, our directors and officers are insured against liability for actions taken in their capacity as directors and officers. We also maintain a general liability insurance policy, which covers certain liabilities of directors and officers.

Our Bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those set forth in our Certificate of Incorporation. In addition, our Bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our Bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of ours or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Our bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those set forth in our Certificate of Incorporation. In addition, our bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of our bylaws affecting indemnification rights, whether by our Board, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit No.	Description
2.1*	Agreement and Plan of Merger, dated as of September 30, 2020, by and among Mountain Crest Acquisition Corp, MCAC Merger Sub Inc., Suying Liu and Playboy Enterprises, Inc. (incorporated by reference to Annex A to MCAC’s Definitive Proxy Statement file with the SEC on January 21, 2021)
2.2*	Share Purchase Agreement, dated June 28, 2021, by and among PLBY Group, Inc., PLBY Australia Pty Ltd, Honey Birdette (Aust) Pty Limited, the sellers party thereto, and Ray Itaoui, as the sellers’ representative (incorporated by reference to Exhibit 2.1 of PLBY’s Current Report on Form 8-K filed with the SEC on June 29, 2021)
2.3*	Agreement and Plan of Merger, dated October 15, 2021, by and among PLBY Group, Inc., PB Global Merger Sub Inc., GlowUp Digital Inc. and Michael Dow, solely as representative of the stockholders of GlowUp Digital Inc. (incorporated by reference to Exhibit 10.1 of PLBY’s Current Report on Form 8-K filed with the SEC on October 18, 2021)
3.1	Second Amended and Restated Certificate of Incorporation of PLBY Group, Inc. (incorporated by reference to Exhibit 3.1 of PLBY’s Form 8-K filed with the SEC on February 16, 2021)
3.2	Amended and Restated Bylaws of PLBY Group, Inc. (incorporated by reference to Exhibit 3.2 to PLBY’s Form 8-K filed with the SEC on February 16, 2021)
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

10.1	Form of Subscription Agreement, dated as of September 30, 2020, by and among Mountain Crest Acquisition Corp and certain institutional and accredited investors (incorporated by reference to Exhibit 10.1 of MCAC’s Current Report on Form 8-K filed with the SEC on October 1, 2020).
10.2	Form of Registration Rights Agreement, dated as of September 30, 2020, by and among Mountain Crest Acquisition Corp and certain institutional and accredited investors (incorporated by reference to Exhibit 10.2 of Form 8-K filed with the SEC on October 1, 2020)
10.3	Amended and Restated Registration Rights Agreement, dated as of February 10, 2021, by and among PLBY Group, Inc., Suying Liu, Dong Liu, Nelson Haight, Todd Milbourn, Wenhua Zhang, RT-ICON Holdings LLC, and each of the other stockholders of Playboy Enterprises, Inc. (incorporated by reference to Exhibit 10.4 of PLBY’s Form 8-K filed with the SEC on February 16, 2021)
23.1	Consent of BDO USA, LLP
23.2	Consent of Prager Metis CPAs LLP
23.3	Consent of KPMG
24.1	Power of Attorney (incorporated by reference to the signature page hereto)
107	Filing Fee Table

*	Schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

Item 17. Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)       That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)       Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)       Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)       That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)       Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)       The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)       Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)       The undersigned registrant hereby further undertakes:

(1)       That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, State of California, on April 27, 2022.

PLBY GROUP, INC.

By:	/s/ Ben Kohn
Name:	Ben Kohn
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ben Kohn and Lance Barton and each or any one of them, his, her or their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him, her or them and in his, her or their name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to sign any registration statement relating to the offering covered by this registration statement and filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he, she or they might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his, her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ben Kohn	Chief Executive Officer, President and Director (Principal executive officer)	April 27, 2022
Ben Kohn

/s/ Lance Barton	Chief Financial Officer, (Principal financial officer)	April 27, 2022
Lance Barton

/s/ Florus Beuting	Chief Accounting Officer, (Principal accounting officer)	April 27, 2022
Florus Beuting

/s/ Suhail Rizvi	Chairman of the Board	April 27, 2022
Suhail Rizvi

/s/ Tracey Edmonds	Director	April 27, 2022
Tracey Edmonds

/s/ James Yaffe	Director	April 27, 2022
James Yaffe

S-1

/s/ Juliana F. Hill	Director	April 27, 2022
Juliana F. Hill

S-2